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                                                                  Ex 99.26(c)(3)

                         SECURIAN LIFE INSURANCE COMPANY

   COMPENSATION RATES PAYABLE IN CONNECTION WITH VARIABLE GROUP UNIVERSAL LIFE
                                    INSURANCE
                           POLICY FORMS 04-30704 ET AL

1.   DEFINITIONS

     SECURIAN LIFE means Securian Life Insurance Company.

     CLIENT means the employer or other entity that purchases group insurance coverage from Securian Life.

     PRODUCER means the broker, agent or consultant to whom compensation may be payable.

     EXCESS PREMIUM means on Variable Group Universal Life Insurance, premium that is paid in excess of the minimum premium required to pay the cost of insurance and related expense charges.

     YEAR means Group Policy Year.

2.   COMPENSATION SCHEDULES

     The following schedules of compensation are applicable to coverage on New York State policies. The Producer shall be entitled to receive payment in accordance with these schedules as compensation for the services provided to Securian Life with respect to group insurance policies sold to a Client. The compensation may be determined across all plans of the Client, or may be broken down by policy, product or coverage (e.g., basic vs. supplemental).

     SCHEDULES APPLICABLE TO VARIABLE GROUP UNIVERSAL LIFE POLICIES

    Commission rates will be determined under one of the following schedules:

              COMMISSION ON MINIMUM      COMMISSION ON
                REQUIRED PREMIUM        EXCESS PREMIUM
------------------------------------------------------
SCHEDULE   FIRST YEAR   RENEWAL YEARS      ALL YEARS
------------------------------------------------------
   1           27%            4%              4%
   2            9             9               4
   3            5             5               3
   4            3             3               3
   5            2             2               0


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                         SECURIAN LIFE INSURANCE COMPANY

   COMPENSATION RATES PAYABLE IN CONNECTION WITH VARIABLE GROUP UNIVERSAL LIFE
                                    INSURANCE
                           POLICY FORMS 04-30704 ET AL

3.   ALTERNATIVE METHODS OF COMPUTATION

     (A)  FLAT PERCENTAGE

          In lieu of the schedules above, for administrative simplicity, compensation may be based on a flat percentage applied to total anticipated annual premiums. That percentage may be adjusted during the compensation paying period to reflect significant changes, as determined by Securian Life, in the anticipated premiums.

     (B)  CLIENT-DIRECTED COMPENSATION

          Although the foregoing schedules will generally apply to group policies on which the Producer is an agent representing Securian Life, certain plans will present unusual circumstances or conditions where, in the judgment of Securian Life, it will be desirable for the interests of all concerned to vary from the schedules. Generally, this will occur where the Producer is a broker or consultant retained by and representing the Client, and where the Client either will compensate the Producer directly or has directed and authorized Securian Life to compensate the Producer at some specified level. In no event will Securian Life pay compensation in these situations that exceeds an annual equivalent of 10% of premium.

4.   MISCELLANEOUS

     (a) No compensation will be paid for insured lives that have left the active group ("ported lives") except as may be agreed upon by all parties for certain classes thereof, such as retirees.

     (b) If, because of cancellation of the plan or for any other reason, any premiums paid under the plan are returned, the Producer will repay the amount of compensation paid on the premiums so returned.

     (c) Compensation on premiums received due to increases in the schedule of insurance; mergers, acquisitions or consolidations with one or more organizations; or transfer of account values associated with a policy exchange under IRC section 1035 will not necessarily be paid using the same schedule applicable to the rest of the plan.

     (d) Pursuant to Section 2119(a) of the New York Insurance Code, the Client may hire a consultant and pay the consultant directly.


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